Rule 424(b)(3)
                                                             No. 333-76538

                         CNL RETIREMENT PROPERTIES, INC.

         This Supplement is part of, and should be read in conjunction with, the Prospectus dated May 14, 2002 and the Prospectus Supplement dated November 18, 2002. Capitalized terms used in this Supplement have the same meaning as in the Prospectus unless otherwise stated herein.

         Information as to proposed Properties for which the Company has entered into initial commitments to acquire and as to the number and types of Properties acquired by the Company is presented as of January 10, 2003, and all references to commitments or Property acquisitions should be read in that context. Proposed Properties for which the Company enters into initial commitments, as well as Property acquisitions that occur after January 10, 2003, will be reported in a subsequent Supplement.


                               RECENT DEVELOPMENTS

         On December 20, 2002, the Company acquired 12 retirement Properties, including six Marriott Brighton Gardens Properties, three Marriott MapleRidge Properties, two Marriott Hearthside Properties and the Marriott Pleasant Hills Retirement Community. The 12 Properties are the Brighton Gardens of Bellevue located in Bellevue, Washington; the Brighton Gardens of Hoffman Estates located in Hoffman Estates, Illinois; the Brighton Gardens of Oklahoma City located in Oklahoma City, Oklahoma; the Brighton Gardens of Santa Rosa located in Santa Rosa, California; the Brighton Gardens of Tulsa located in Tulsa, Oklahoma; the Brighton Gardens of Vinings located in Atlanta, Georgia; three MapleRidge Properties, one in each of Hemet, California; Plymouth, Massachusetts; and Willoughby, Ohio; two Hearthside Properties, one in each of Lynnwood and Snohomish, Washington; and the Pleasant Hills Retirement Community Property located in Little Rock, Arkansas.

         The Marriott Brighton Gardens Properties located in each of Bellevue, Washington; Hoffman Estates, Illinois; Oklahoma City, Oklahoma; Tulsa, Oklahoma; and Atlanta, Georgia are assisted living Properties which opened between May 1999 and December 2000 and each Property includes between 73 and 94 assisted living units and between 24 and 27 units for residents with Alzheimer's and related memory disorders. The Brighton Gardens of Santa Rosa located in Santa Rosa, California is an assisted living/skilled nursing Property which opened in December 2000 and includes 92 assisted living units, 25 units for residents with Alzheimer's and related memory disorders and 45 skilled nursing units.

         The Marriott MapleRidge Properties located in each of Hemet, California; Plymouth, Massachusetts; and Willoughby, Ohio are assisted living Properties which opened between September 1999 and June 2000 and each Property includes 56 assisted living units and 28 units for residents with Alzheimer's and related memory disorders.

         The Marriott Hearthside of Lynnwood located in Lynnwood, Washington is an assisted living Property which opened in August 1989 and includes 48 assisted living units and 24 units for residents with Alzheimer's and related memory disorders. The Marriott Hearthside of Snohomish located in Snohomish, Washington is an assisted living Property which opened in March 1993, and includes 56 assisted living units and 28 units for residents with Alzheimer's and related memory disorders.

         The Pleasant Hills Retirement Community Property located in Little Rock, Arkansas is an independent full-service retirement facility. The Property opened in January 1984 and includes 144 independent living units and 19 assisted living units.

         As of January 10, 2003, the Company has committed to acquire 12 additional retirement Properties. There can be no assurance that one or more of these Properties will be acquired by the Company. The 12 Properties are six Brighton Gardens Properties (one in each of Edgewood, Kentucky; Greenville, South Carolina; Northridge, Rancho Mirage and Yorba Linda, California; and Salt Lake City, Utah), the Fairfax by Marriott Property, a continuing care retirement community (in Fort Belvoir, Virginia), a MapleRidge Property (in Palm Springs, California), the Quadrangle by Marriott Property, a continuing care retirement community (in Haverford, Pennsylvania), two Sunrise Properties (one in each of Annapolis and Pikesville, Maryland) and one parcel of land upon which the Fox Run Village Continuing Care Retirement Community is expected to be constructed (in Novi, Michigan). The Company will not own the building. For additional information on these 12 Properties, see the "Business -- Pending Investments" section below.

January 27, 2003                                  Prospectus Dated May 14, 2002

         As of January 10, 2003, the Company owned interests in 36 Properties, had invested in one Mortgage Loan and had commitments to acquire 12 additional Properties. All of the Properties owned by the Company are leased on a long-term, triple-net basis and are managed by operators of retirement facilities.

         The Board of Directors declared distributions of $0.0589 per Share to stockholders of record on December 1, 2002, paid in December 2002, and on January 1, 2003, payable in March 2003.


                                  THE OFFERINGS

GENERAL

         As of January 10, 2003, the Company had received subscriptions from this offering for 28,977,495 Shares totaling $289,774,950 in Gross Proceeds. As of January 10, 2003, the Company had received aggregate subscriptions for 45,449,392 Shares totaling $454,493,924 in gross proceeds, including 120,830 Shares ($1,208,302) issued pursuant to the Reinvestment Plan, from its Initial Offering, the 2000 Offering and this offering. As of January 10, 2003, net proceeds to the Company from its offerings of Shares and capital contributions from the Advisor, after deduction of selling commissions, the marketing support fee, due diligence expense reimbursements and organizational and offering expenses, totalled approximately $403,100,000. The Company used approximately $312,900,000 of net offering proceeds, $8,100,000 in advances relating to its line of credit and approximately $45,600,000 in Permanent Financing to invest approximately $366,600,000 in 36 retirement Properties. As of January 10, 2003, the Company had repaid the advances relating to its line of credit and had paid approximately $24,300,000 in Acquisition Fees and Acquisition Expenses, leaving approximately $57,800,000 available to invest in Properties or Mortgage Loans.


                                    BUSINESS

PROPERTY ACQUISITIONS

         Brighton Gardens of Bellevue located in Bellevue, Washington; Brighton Gardens of Hoffman Estates located in Hoffman Estates, Illinois; Brighton Gardens of Oklahoma City located in Oklahoma City, Oklahoma; Brighton Gardens of Santa Rosa located in Santa Rosa, California; Brighton Gardens of Tulsa located in Tulsa, Oklahoma; Brighton Gardens of Vinings located in Atlanta, Georgia; Marriott Hearthside of Lynnwood located in Lynnwood, Washington; Marriott Hearthside of Snohomish located in Snohomish, Washington; Marriott MapleRidge of Hemet located in Hemet, California; Marriott MapleRidge of Plymouth located in Plymouth, Massachusetts; Marriott MapleRidge of Willoughby located in Willoughby, Ohio; and Pleasant Hills Retirement Community located in Little Rock, Arkansas. On December 20, 2002, the Company acquired 12 Properties from Marriott Senior Living Services, Inc. and its affiliates for an aggregate purchase price of $89,358,632. The Properties and related purchase prices include Brighton Gardens of Bellevue located in Bellevue, Washington (the "Bellevue Property") for $10,201,606; the Brighton Gardens of Hoffman Estates located in Hoffman Estates, Illinois (the "Hoffman Estates Property") for $7,543,752; the Brighton Gardens of Oklahoma City located in Oklahoma City, Oklahoma (the "Oklahoma City Property") for $3,646,636; the Brighton Gardens of Santa Rosa located in Santa Rosa, California (the "Santa Rosa Property") for $16,748,552; the Brighton Gardens of Tulsa located in Tulsa, Oklahoma (the "Tulsa Property") for $4,684,167; the Brighton Gardens of Vinings located in Atlanta, Georgia (the "Atlanta Property") for $7,374,428; the Marriott Hearthside of Lynnwood located in Lynnwood, Washington (the "Lynnwood Property") for $6,300,000; the Marriott Hearthside of Snohomish located in Snohomish, Washington (the "Snohomish Property") for $8,600,000; the Marriott MapleRidge of Hemet located in Hemet, California (the "Hemet Property") for $4,109,688; the Marriott MapleRidge of Plymouth located in Plymouth, Massachusetts (the "Plymouth Property") for $4,580,387; the Marriott MapleRidge of Willoughby located in Willoughby, Ohio (the "Willoughby Property") for $4,930,498; and the Pleasant Hills Retirement Community located in Little Rock, Arkansas (the "Little Rock Property") for $10,638,918. These 12 Properties are operated and managed by Marriott Senior Living Services, Inc.


         The Company acquired these 12 Properties on a triple-net basis, pursuant to long-term lease agreements with Eight Pack Management Corp. and Eleven Pack Management Corp., affiliates of HRA Management Corporation. HRA Management Corporation is the tenant of five Properties previously acquired by the Company. HRA Management Corporation is described in further detail in the "Business -- Property Acquisitions" section of the Prospectus Supplement dated November 18, 2002. The general terms of the lease agreements are described in the section of the Prospectus entitled "Business -- Description of Property Leases." The principal features of the lease agreements with Eight Pack Management Corp. relating to the Hoffman Estates, Tulsa, Hemet, Plymouth, Willoughby and Little Rock Properties are as follows:

o        The initial term of each lease expires on December 20, 2017.

o                                                 Minimum
                     Property                   Annual Rent
            ----------------------------    --------------------

         Hoffman Estates Property                 $  780,967
         Tulsa Property                              484,928
         Hemet Property                              425,455
         Plymouth Property                           474,185
         Willoughby Property                         510,430
         Little Rock Property                      1,101,394

o Minimum annual rent will increase by 3% beginning in the second lease year, and each lease year thereafter.

o At the end of the initial lease terms, the tenant will have two consecutive renewal options of ten years each.

o In addition to minimum annual rent, the leases require additional rent in an amount equal to the difference between 14% of the Company's investment basis in the Properties and minimum annual rent payable each lease year until minimum annual rent exceeds 14% of the Company's investment basis. For purposes of the additional rent calculation, the Company's investment basis equals the product of the Property's purchase price times 1.01. The additional rent accrues and is payable every four weeks. Any unpaid additional rent is subject to interest at the prime rate, as published by The Wall Street Journal, plus 1%.

o On behalf of the tenant of these six Properties, the operator has established reserve funds which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the six Properties (the "FF&E Reserve"). Deposits to the FF&E Reserve are made every four weeks, and the amount of the deposits are based on a percentage of gross revenues, as determined by factors such as the age of the Property. Deposits to the FF&E Reserve for the Hoffman Estates, Tulsa, Hemet and Willoughby Properties are as follows: 2% of gross revenues for the first and second lease years; 3% of gross revenues for the third through fourteenth lease years; and 3.5% of gross revenues each lease year thereafter. Deposits to the FF&E Reserve for the Plymouth Property are as follows: 2% of gross revenues for the first through third lease years; 3% of gross revenues for the fourth through fifteenth lease years; and 3.5% of gross revenues each lease year thereafter. Deposits to the FF&E Reserve for the Little Rock Property are 3.5% of gross revenues throughout the term of the lease. Funds in the FF&E Reserve relating to these six Properties are held by the operator and are the property of the tenant.

o The leases for the Hoffman Estates, Tulsa, Hemet, Plymouth, Willoughby and Little Rock Properties contain pooling terms, meaning that net operating profits with respect to these six Properties are combined for the purpose of funding rental payments and the FF&E Reserve. In addition, the leases contain cross-default terms, meaning that if the tenant of any of the six Properties defaults on its obligations under any of these leases, the Company will have the ability to pursue its remedies under the leases with respect to these six Properties, regardless of whether the tenant of any such Property is in default under its lease.

o        Base management fees payable to Marriott Senior Living  Services,  Inc.
         for the operation of the six Properties are 6% of gross revenues throughout the term of the leases. Rent payments due under the leases are subordinate to the payment of base management fees. Notwithstanding the foregoing, in the event net operating profits are available, Marriott Senior Living Services, Inc. is also entitled to receive incentive management fees up to 2% of gross revenues remaining after payment of minimum annual rent and a tenant administrative fee. In addition, Marriott Senior Living Services, Inc. is entitled to 50% of operating profits remaining after payment of (i) minimum annual rent,
         (ii) a tenant administration fee, (iii) the 2% incentive management fee described above and (iv) additional rent due under the leases.

         The principal features of the lease agreements with Eleven Pack Management Corp. relating to the Bellevue, Oklahoma City, Santa Rosa, Atlanta, Lynnwood and Snohomish Properties are as follows:

o        The initial term of each lease expires on December 20, 2017.

o                                                 Minimum
                     Property                   Annual Rent
         ----------------------------       -----------------

         Bellevue Property                        $  899,335
         Oklahoma City Property                      321,474
         Santa Rosa Property                       1,476,490
         Atlanta Property                            650,102
         Lynnwood Property                           555,384
         Snohomish Property                          758,144

o Minimum annual rent will increase by 3% beginning in the second lease year, and each lease year thereafter.

o At the end of the initial lease terms, the tenant will have two consecutive renewal options of ten years each.

o In addition to minimum annual rent, the leases require additional rent in an amount equal to the difference between 14% of the Company's investment basis in the Properties and minimum annual rent payable each lease year. For purposes of the additional rent calculation, the Company's investment basis equals the product of the Property's purchase price times 1.0075. The additional rent accrues and is payable every four weeks. Any unpaid additional rent is subject to interest at the prime rate, as published by The Wall Street Journal, plus 1%.

o On behalf of the tenant of these six Properties, the operator has established reserve funds which will be used for the replacement and renewal of furniture, fixtures and equipment relating to the six Properties (the "FF&E Reserve"). Deposits to the FF&E Reserve are made every four weeks, and the amount of the deposits are based on a percentage of gross revenues, as determined by factors such as the age of the Property. Deposits to the FF&E Reserve for the Bellevue, Oklahoma City and Atlanta Properties are as follows: 2% of gross revenues for the first and second lease years; 3% of gross revenues for the third through fourteenth lease years; and 3.5% of gross revenues each lease year thereafter. Deposits to the FF&E Reserve for the Santa Rosa Property are as follows: 2% of gross revenues for the first through third lease years; 3% of gross revenues for the fourth through fifteenth lease years; and 3.5% of gross revenues each lease year thereafter. Deposits to the FF&E Reserve for the Lynnwood Property are as follows: 3% of gross revenues for the first through fourth lease years and 3.5% of gross revenues each lease year thereafter. Deposits to the FF&E Reserve for the Snohomish Property are as follows: 3% of gross revenues for the first through eighth lease years and 3.5% of gross revenues each lease year thereafter. Funds in the FF&E Reserve relating to these six Properties are held by the operator and are the property of the tenant.

o The leases for the Bellevue, Oklahoma City, Santa Rosa, Atlanta, Lynnwood and Snohomish Properties contain pooling terms, meaning that net operating profits with respect to these six Properties are combined for the purpose of funding rental payments and the FF&E Reserve. In addition, the leases contain cross-default terms, meaning that if the tenant of any of the six Properties defaults on its obligations under any of these leases, the Company will have the ability to pursue its remedies under the leases with respect to these six Properties, regardless of whether the tenant of any such Property is in default under its lease.

o        Base management fees payable to Marriott Senior Living Services, Inc.
         for the operation of the six Properties are 6% of gross revenues throughout the term of the leases. Rent payments due under the leases are subordinate to the payment of base management fees. Notwithstanding the foregoing, in the event net operating profits are available, Marriott Senior Living Services, Inc. is also entitled to receive incentive management fees up to 2% of gross revenues remaining after payment of minimum annual rent and a tenant administrative fee. In addition, Marriott Senior Living Services, Inc. is entitled to 50% of operating profits remaining after payment of (i) minimum annual rent,
         (ii) a tenant administration fee, (iii) the 2% incentive management fee described above and (iv) additional rent due under the leases.

         The Bellevue Property, which opened in November 1999, includes 90 assisted living units and 27 units for residents with Alzheimer's and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a main living room with a fireplace, country kitchens and screened porches, a restaurant-style main dining room and a private dining area, activity rooms, a library and a beauty/barber shop. The Property is located 13 miles east of downtown Seattle, Washington. Other senior living facilities located in proximity to the Bellevue Property include Robinswood Pointe, Sterling Park and Sunrise of Bellevue.

         The Hoffman Estates Property, which opened in December 1999, includes 73 assisted living units and 47 units for residents with Alzheimer's and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a main living room with a fireplace, country kitchens and screened porches, a restaurant-style main dining room and a private dining area, activity rooms, a library and a beauty/barber shop. The Property is located 30 miles northwest of Chicago, Illinois. Other senior living facilities located in proximity to the Hoffman Estates Property include Sunrise of Schaumburg, Devonshire of Hoffman Estates and Friendship Village.

         The Oklahoma City Property, which opened in June 1999, includes 94 assisted living units and 24 units for residents with Alzheimer's and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a main living room with a fireplace, country kitchens and screened porches, a restaurant-style main dining room and a private dining area, activity rooms, a library and a beauty/barber shop. The Property is located 14 miles north of downtown Oklahoma City, Oklahoma. Other senior living facilities located in proximity to the Oklahoma City Property include St. Ann's, Manchester House, Canterbury and HearthStone.

         The Santa Rosa Property, which opened in December 2000, includes 92 assisted living units, 25 units for residents with Alzheimer's and related memory disorders and 45 skilled nursing units. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders, as well as medical monitoring. Amenities include a main living room with a fireplace, country kitchens and screened porches, a restaurant-style main dining room and a private dining area, activity rooms, a library and a beauty/barber shop. The Property is located 58 miles north of downtown San Francisco, California, is near retail and dining areas and is less than five miles from two medical centers. Other senior living facilities located in proximity to the Santa Rosa Property include Sunrise of Santa Rosa, Chancellor Place, Avalon, and Springfield Place.

         The Tulsa Property, which opened in May 1999, includes 94 assisted living units and 26 units for residents with Alzheimer's and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a main living room with a fireplace, country kitchens and screened porches, a restaurant-style main dining room and a private dining area, activity rooms, a library and a beauty/barber shop. The Property is located six miles southeast of downtown Tulsa, Oklahoma. Other senior living facilities located in proximity to the Tulsa Property include Ambassador's Courtyard, The Parke, Sterling House, Alzheimer Center of Tulsa and Southern Hills.

         The Atlanta Property, which opened in September 1999, includes 90 assisted living units and 26 units for residents with Alzheimer's and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a main living room with a fireplace, country kitchens and screened porches, a restaurant-style main dining room and a private dining area, activity rooms, a library and a beauty/barber shop. The Property is located in a suburb 12 miles northwest of downtown Atlanta, Georgia, and is less than five miles from four hospitals and retail and dining areas. In addition to the Brighton Gardens of Buckhead which the Company currently owns, other senior living facilities located in proximity to the Atlanta Property include Woodland Ridge, Sunrise, Carestone, Savannah Court and Atria.

         The Lynnwood Property, which opened in August 1989, includes 48 assisted living units and 24 units for residents with Alzheimer's and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a main living room with a fireplace, covered porches, a restaurant-style main dining room, activity rooms and a library. The Property is located in a suburb of Seattle, Washington located 17 miles north of downtown Seattle. Other senior living facilities located in proximity to the Lynnwood Property include Seabrook, Merrill Gardens, Chateau Pacific, Brighton Court and Scribner Gardens.

         The Snohomish Property, which opened in March 1993, includes 56 assisted living units and 28 units for residents with Alzheimer's and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a main living room with a fireplace, covered porches, a restaurant-style main dining room, activity rooms and a library. The Property is located in a suburb of Seattle, Washington located 32 miles northeast of downtown Seattle. Other senior living facilities located in proximity to the Snohomish Property include Merrill Gardens, Ashley Pointe, Washington Oakes, Windsor Pointe and Everett Plaza.

         The Hemet Property, which opened in September 1999, includes 56 assisted living units and 28 units for residents with Alzheimer's and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a main living room with a fireplace, covered porches, a restaurant-style main dining room, activity rooms and a library. The Property is located approximately 90 miles southeast of downtown Los Angeles, California. Other senior living facilities located in proximity to the Hemet Property include Sunwest Village, The Village, Valley Christian Home, Parkside Gardens and Strathaven Assisted Living.

         The Plymouth Property, which opened in June 2000, includes 56 assisted living units and 28 units for residents with Alzheimer's and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a main living room with a fireplace, covered porches, a restaurant-style main dining room, activity rooms and a library. The Property is located approximately 42 miles southeast of downtown Boston, Massachusetts. Other senior living facilities located in proximity to the Plymouth Property include Plymouth Crossing, Silver Lake Commons and Village of Duxbury.

         The Willoughby Property, which opened in December 1999, includes 56 assisted living units and 28 units for residents with Alzheimer's and related memory disorders. The Operator provides assistance to residents with daily living activities such as bathing, dressing and medication reminders. Amenities include a main living room with a fireplace, covered porches, a restaurant-style main dining room, activity rooms and a library. The Property is located in a suburb of Cleveland, Ohio located 18 miles northeast of downtown Cleveland. Other senior living facilities located in proximity to the Willoughby Property include Homewood Residence at Richmond Heights, Governor's Village, Salida Woods, Summerville at Mentor and the Fairways.

         The Little Rock Property, which opened in January 1984, includes 144 independent living units and 19 assisted living units. The Operator provides activities, scheduled transportation and dining plans to individual residents. In addition, the Operator provides assistance with daily living activities such as bathing, dressing and medication reminders to the assisted living residents. Amenities include a main living room, screened porches, a restaurant-style main dining room and a private dining area, activity rooms, a library, security and a beauty/barber shop. The Property is located eight miles west of downtown Little Rock, Arkansas. Other senior living facilities located in proximity to the Little Rock Property include Andover Place, Good Shepherd, and Parkway Village.

         The average occupancy rate, the cash from operations, the revenue per occupied unit (per diem) and the revenue per available unit (per diem) for the periods the facilities have been operational are as follows:



                                                                                Revenue          Revenue
                                                                Average           per              per
                                                               Occupancy       Occupied         Available
         Property                 Location          Year         Rate             Unit             Unit
 --------------------------  --------------------  --------   ------------    -------------    -------------

 Bellevue Property           Bellevue, WA            *1999          9.4%           $129.77          $ 12.05
                                                      2000         40.2%           $125.54          $ 50.51
                                                      2001         60.7%           $124.72          $ 75.72
                                                    **2002         58.0%           $124.91          $ 72.46

 Hoffman Estates Property    Hoffman Estates, IL     *1999            0%           $  0.00          $  0.00
                                                      2000         56.6%           $110.08          $  2.29
                                                      2001         74.1%           $115.49          $ 85.63
                                                    **2002         83.2%           $117.87          $ 98.12

 Oklahoma City Property      Oklahoma City, OK       *1999         30.4%           $ 87.68          $ 26.66
                                                      2000         57.5%           $ 84.12          $ 48.36
                                                      2001         67.4%           $ 81.16          $ 54.71
                                                    **2002         76.6%           $ 78.49          $ 60.10

 Santa Rosa Property         Santa Rosa, CA          *2000            0%           $  0.00          $  0.00
                                                      2001         63.6%           $129.72          $ 82.51
                                                    **2002         85.1%           $132.31          $112.64

 Tulsa Property              Tulsa, OK               *1999         27.2%           $100.27          $ 27.29
                                                      2000         65.4%           $ 87.20          $ 57.01
                                                      2001         73.1%           $ 84.43          $ 61.72
                                                    **2002         91.1%           $ 85.19          $ 77.57

 Atlanta Property            Atlanta, GA             *1999         16.2%           $110.82          $ 18.00
                                                      2000         48.2%           $ 96.37          $ 46.45
                                                      2001         57.3%           $104.14          $ 59.64
                                                    **2002         59.1%           $107.10          $ 63.25

 Lynnwood Property           Lynnwood, WA             1998              Information not available
                                                      1999        104.3%           $ 76.32          $ 79.64
                                                      2000         97.3%           $ 88.24          $ 85.89
                                                      2001         95.7%           $ 95.40          $ 91.33
                                                    **2002         96.3%           $101.85          $ 98.09

 Snohomish Property          Snohomish, WA            1998              Information not available
                                                      1999         42.0%           $186.54          $ 78.31
                                                      2000         85.9%           $ 87.49          $ 75.16
                                                      2001         81.7%           $100.36          $ 81.99
                                                    **2002         86.8%           $103.28          $ 89.61

 Hemet Property              Hemet, CA               *1999         11.2%           $148.16          $ 16.61
                                                      2000         44.9%           $ 90.04          $ 40.40
                                                      2001         78.1%           $ 95.34          $ 74.51
                                                    **2002         83.9%           $ 99.17          $ 83.21

 Plymouth Property           Plymouth, MA            *2000         33.8%           $106.09          $ 35.90
                                                      2001         69.8%           $108.74          $ 75.90
                                                    **2002         86.6%           $115.67          $100.14


                                                                                Revenue          Revenue
                                                                Average           per              per
                                                               Occupancy        Occupied        Available
         Property                 Location          Year         Rate             Unit             Unit
 --------------------------  --------------------  --------   ------------    -------------    -------------

 Willoughby Property        Willoughby, OH         *1999           8.8%           $216.00           $18.92
                                                    2000          62.5%           $ 95.57           $59.76
                                                    2001          85.5%           $ 96.71           $82.72
                                                  **2002          84.2%           $104.85           $88.30

 Little Rock Property       Little Rock, AR         1998          93.4%           $ 44.49           $41.56
                                                    1999          94.3%           $ 46.18           $43.56
                                                    2000          94.7%           $ 48.64           $46.07
                                                    2001          95.5%           $ 52.68           $50.32
                                                  **2002          96.8%           $ 54.97           $53.20



* Data for the Bellevue Property represents the months of November through December 1999, data for the Hoffman Estates Property represents the month of December 1999, data for the Oklahoma City Property represents the months of June through December 1999, data for the Santa Rosa Property represents the month of December 2000, data for the Tulsa Property represents the months of May through December 1999, data for the Atlanta Property represents the months of September through December 1999, data for the Hemet Property represents the months of September through December 1999, data for the Plymouth Property represents the months of June through December 2000 and data for the Willoughby Property represents the month of December 1999.

**       Data for 2002 represents the period December 29, 2001 through  November
29, 2002.

         On December 20, 2002, the Company purchased for $8,500,000 the 23.25% minority interest held by Marriott Senior Living Services, Inc. in a joint venture in which the Company owns the other 76.75% equity interest. The joint venture purchased five retirement Properties on May 16 and 17, 2002 that include the Camarillo, Towson, Clayton, Dartmouth and Elk Grove Properties ("the Marriott 1 Portfolio Properties"). These five Properties are currently operated by Marriott Senior Living Services, Inc. and are described in further detail in the "Business -- Property Acquisitions" section of the Prospectus Supplement dated November 18, 2002.

         In conjunction with the purchase of the Marriott 1 Portfolio Properties, Marriott International, Inc. and Marriott Senior Living Services, Inc., with certain limitations, jointly and severally guaranteed the tenant's obligation to pay minimum rent to the joint venture under the leases. Subsequent to the Company's purchase of the minority interest, Marriott International, Inc. and Marriott Senior Living Services, Inc. remain liable for the remaining guarantee available to pay the tenant's minimum rent obligation under the leases. As of January 10, 2003, the amount available under the guarantee is $5,039,125. The guarantee terminates on the earlier of the end of the fifth lease year or at such time as the net operating income from the Marriott 1 Portfolio Properties equals or exceeds minimum rent due under the leases by 25% for any trailing 12-month period. Net operating income from all of the Marriott 1 Portfolio Properties is pooled in determining whether the Marriott 1 Portfolio Properties' aggregate net operating income exceeds the aggregate minimum rent due under the leases by 25%. The guarantee is described in further detail in the "Business -- Property Acquisitions" section of the Prospectus Supplement dated November 18, 2002.

PENDING INVESTMENTS

         As of January 10, 2003, the Company had initial commitments to acquire 12 additional Properties for an aggregate purchase price of approximately $298.7 million. The 12 Properties are six Brighton Gardens Properties (one in each of Edgewood, Kentucky; Greenville, South Carolina; Northridge, Rancho Mirage and Yorba Linda, California; and Salt Lake City, Utah), the Fairfax Property (in Fort Belvoir, Virginia), a MapleRidge Property (in Palm Springs, California), the Quadrangle Property (in Haverford, Pennsylvania), two Sunrise Properties (one in each of Annapolis and Pikesville, Maryland) and one parcel of land upon which the Fox Run Village Continuing Care Retirement Community is expected to be constructed (in Novi, Michigan). The two Sunrise Properties will be acquired from Prime Care Eight, LLC, the six Brighton Gardens Properties, the Fairfax Property, the MapleRidge Property and the Quadrangle Property will be acquired from Marriott Senior Living Services, Inc. and its affiliates, and the parcel of land will be acquired from a subsidiary of Erickson Retirement Communities. The acquisition of each of these Properties is subject to the fulfillment of certain conditions. There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these Properties will be acquired by the Company. If acquired, the leases of these Properties are expected to be entered into on substantially the same terms described in the section of the Prospectus entitled "Business -- Description of Property Leases." In order to acquire these Properties, the Company must obtain additional funds through the receipt of additional offering proceeds and/or debt financing. The Company plans to assume Permanent Financing of approximately $20.6 million in connection with the acquisition of two of these Properties. The Company also plans to secure up to $175 million in a revolving credit line and bridge loan for the acquisition of nine of these Properties. In addition, the Company anticipates that it will assume the obligations of approximately $88.8 million in non-interest bearing lifecare bonds payable to certain residents of the Fairfax and the Quadrangle Properties.

         Leases. Set forth below are summarized terms expected to apply to the leases for each of the 12 Properties. More detailed information relating to a Property and its related lease will be provided at such time, if any, as the Property is acquired.



                                           Estimated Purchase      Lease Term and           Minimum Annual
                     Property                    Price            Renewal Options                Rent            Percentage Rent
----------------------------------------  ------------------- ----------------------  ------------------------  -------------------

Brighton Gardens of Edgewood (1)(2)             $54,632       15 years; two ten-year  $4,780 for the first            (11)
Edgewood, KY                                                  renewal options         lease year; $5,190 for
(the "Edgewood Property")                                                             the second lease year;
Existing retirement facility                                                          $5,627 for the third
                                                                                      lease year; increases by
                                                                                      3% each lease year
                                                                                      thereafter (3)

Brighton Gardens of Greenville (1)(2)          $4,132,969     15 years; two ten-year  $361,635, for the first         (11)
Greenville, SC                                                renewal options         lease year; $392,632 for
(the "Greenville Property")                                                           the second lease year;
Existing retirement facility                                                          and $425,696 for the
                                                                                      third lease year;
                                                                                      increases by 3% each
                                                                                      lease year thereafter (3)

Brighton Gardens of Northridge (1)(2)         $14,735,846     15 years; two ten-year  $1,289,387 for the first        (11)
Northridge, CA                                                renewal options         lease year; $1,399,905
(the "Northridge Property")                                                           for the second lease
Existing retirement facility                                                          year; and $1,517,792 for
                                                                                      the third lease year;
                                                                                      increases by 3% each
                                                                                      lease year thereafter (3)

Brighton Gardens of Rancho Mirage (1)(2)      $16,433,657     15 years; two ten-year  $1,437,945 for the first        (11)
Rancho Mirage, CA                                             renewal options         lease year; $1,561,197
(the "Rancho Mirage Property")                                                        for the second lease
Existing retirement facility                                                          year; and $1,692,667 for
                                                                                      the third lease year;
                                                                                      increases by 3% each
                                                                                      lease year thereafter (3)

Brighton Gardens of Salt Lake City (1)(4)     $15,028,664     15 years; two ten-year  $1,540,438 for the first        (12)
Salt Lake City, UT                                            renewal options         lease year; increases by
(the "Salt Lake City Property")                                                       3% each lease year
Existing retirement facility                                                          thereafter (3)





                                          Estimated Purchase       Lease Term and             Minimum Annual
                     Property                   Price             Renewal Options                  Rent            Percentage Rent
---------------------------------------  -------------------- ------------------------  -------------------------  ----------------

Brighton Gardens of Yorba Linda (1)(4)       $13,483,926      15 years; two ten-year    $1,382,102 for the first        (12)
Yorba Linda, CA                                               renewal options           lease year; increases by
(the "Yorba Linda Property")                                                            3% each lease year
Existing retirement facility                                                            thereafter (3)

Fairfax (1)(5)                               $96,176,005      15 years; two ten-year    $5,926,346 for the first         N/A
Fort Belvoir, VA                                              renewal options           lease year; increases by
(the "Fort Belvoir Property")                                                           3% each lease year
Existing retirement facility                                                            thereafter; additional
                                                                                        rent of $3,196,500 for
                                                                                        each of the lease years
                                                                                        one through twelve to
                                                                                        retire lifecare bonds (3)
                                                                                        (6)

MapleRidge of Palm Springs (1)(2)             $2,653,469      15 years; two ten-year    $232,179 for the first          (11)
Palm Springs, CA                                              renewal options           lease year; $252,080 for
(the "Palm Springs Property")                                                           the second lease year;
Existing retirement facility                                                            and $273,307 for the
                                                                                        third lease year;
                                                                                        increases by 3% each
                                                                                        lease year thereafter (3)

Quadrangle (1)(5)                            $96,373,200      15 years; two ten-year    $4,709,896 for the first         N/A
Haverford, PA                                                 renewal options           lease year; increases by
(the "Haverford Property")                                                              3% each lease year
Existing retirement facility                                                            thereafter; additional
                                                                                        rent of $4,201,917 for
                                                                                        each of the lease years
                                                                                        one through twelve to
                                                                                        retire lifecare bonds (3)
                                                                                        (6)

Sunrise of Annapolis (7)(8)(9)(10)           $12,500,000              35 years          $1,400,000; increases by 2.5%     (13)
Annapolis, MD                                                                           beginning January 1, 2004
(the "Annapolis Property")                                                              and each lease year
Existing retirement facility                                                            thereafter (3)





                                           Estimated Purchase        Lease Term and           Minimum Annual
                     Property                    Price              Renewal Options                Rent            Percentage Rent
------------------------------------    ----------------------  -----------------------  ------------------------  ----------------

Sunrise of Pikesville (7)(8)(9)(10)           $10,100,000               35 years         $1,131,000; increases by        (13)
Pikesville, MD                                                                           2.5% beginning January
(the "Pikesville Property")                                                              1, 2004 and each lease
Existing retirement facility                                                             year thereafter (3)


Fox Run Village Continuing Care               $17,000,000       10 years; two five-year  $2,550,000 for the first        N/A
Retirement Community                                            renewal options          through fifth lease
Novi, MI                                                                                 year; increases by 3%
(the "Novi Property")                                                                    each lease year
Land lease                                                                               thereafter (3)



------------------------
FOOTNOTES:

(1) It is expected that this Property will be operated and managed by Marriott Senior Living Services, Inc.

(2) The leases for the Edgewood, Greenville, Northridge, Rancho Mirage and Palm Springs Properties are expected to be with Eleven Pack Management Corp., as lessee, which is the tenant for the Bellevue, Oklahoma City, Santa Rosa, Atlanta, Lynnwood and Snohomish Properties that are currently owned by the Company. These leases are expected to be cross-collateralized and cross-defaulted. In addition, the leases for these Properties are expected to contain pooling terms, meaning that net operating profits with respect to all of the Properties are combined for the purpose of funding rental payments due under each lease.

(3)      Based on estimated purchase price.

(4) The leases for the Salt Lake City and Yorba Linda Properties are expected to be with Eight Pack Management Corp., as lessee, which is the tenant for the Hoffman Estates, Tulsa, Hemet, Plymouth, Willoughby and Little Rock Properties currently owned by the Company. These leases are expected to be cross-collateralized and cross-defaulted. In addition, the leases for these Properties are expected to contain pooling terms, meaning that net operating profits with respect to all of the Properties are combined for the purpose of funding rental payments due under each lease.

(5) The leases for the Fort Belvoir and Haverford Properties are expected to be with the same unaffiliated lessee. The leases are expected to be cross-collateralized and cross-defaulted. In addition, the leases for these two Properties are expected to contain pooling terms, meaning that net operating profits with respect to both Properties are combined for the purpose of funding rental payments due under each lease.

(6) It is expected that the Company will assume the obligations of the current owner of the Fort Belvoir and Haverford Properties under non-interest bearing lifecare bonds payable to certain retirement facility residents in the principal amount of $88,781,000. It is expected that the bonds will mature over a 12-year period. The proceeds from new lifecare bonds issued by the operator will be used to fund additional rent payable under the leases. Additional rent is defined as 100% of the proceeds received by the operator from the issuance of new lifecare bonds.

(7) The leases for the Annapolis and Pikesville Properties are expected to be with the same unaffiliated lessee. The leases are expected to contain provisions that allow the lessee to elect to purchase the Properties at the end of the term for a predetermined amount. The leases are expected to also permit the Company to require the lessee to purchase the Properties at the end of the lease terms for the same predetermined amount. The leases are expected to be treated as financing leases for both financial reporting and tax accounting purposes.

(8) It is expected that this Property will be operated and managed by Sunrise Assisted Living, Inc.

(9) It is expected that the Company will assume the obligations of the current owner of the Annapolis and Pikesville Properties under a mortgage note secured by the Properties payable to a commercial bank in the principal amount of $20.6 million with an interest rate of 7.83% per annum. The loan requires monthly principal and interest payments through October 2008 with all unpaid principal and interest due at that time.

(10) Audited financial statements that present the historical operating results of these Properties are included in the Addendum to Appendix B of the Prospectus Supplement dated November 18, 2002, as Prime Care Eight, LLC. The purchase of the Properties by the Company is subject to acceptance by the Properties' current lender of the Company's assumption of the existing first mortgage debt secured by the Properties as well as certain concessions from others. Based on the Company's due diligence and underwriting procedures, management anticipates that the net operating income generated from the Properties together with an aggregate $500,000 tenant guarantee to fund any operating shortfalls related to the Prime Care Eight, LLC Properties will be sufficient to fund amounts due under the terms and conditions of the direct financing leases.

(11) It is expected that the lease will require additional rent in an amount equal to the difference between 14% of the Company's investment basis in the Property and minimum annual rent payable each lease year. For purposes of the additional rent calculation, the Company's investment basis equals the product of the Property's purchase price times 1.0075.

(12) It is expected that the lease will require additional rent in an amount equal to the difference between 14% of the Company's investment basis in the Property and minimum annual rent payable each lease year until minimum annual rent exceeds 14% of the Company's investment basis. For purposes of the additional rent calculation, the Company's investment basis equals the product of the Property's purchase price times 1.01.

(13) It is expected that percentage rent will be payable based on various predetermined percentages of the facilities' gross revenues with respect to achieving certain average annual occupancy level thresholds.

         Edgewood Property. The Edgewood Property, which opened in April 2000, is the Brighton Gardens of Edgewood located in Edgewood, Kentucky. The Edgewood Property includes 93 assisted living units and 26 units for residents with Alzheimer's and related memory disorders. The Property is located 14 miles southwest of downtown Cincinnati, Ohio and is within five miles of a hospital and retail and dining areas.

         Greenville Property. The Greenville Property, which opened in January 2000, is the Brighton Gardens of Greenville located in Greenville, South Carolina. The Greenville Property includes 94 assisted living units, 25 units for residents with Alzheimer's and related memory disorders and 45 skilled nursing units. The Property is located in east Greenville and is within three miles of retail and dining areas.

         Northridge Property. The Northridge Property, which opened in December 2001, is the Brighton Gardens of Northridge located in Northridge, California. The Northridge Property includes 90 assisted living units, 25 units for residents with Alzheimer's and related memory disorders and 45 skilled nursing units. The Property is located in a northwestern suburb of Los Angeles, near San Fernando. The Property is within four miles of a hospital and retail and dining areas.

         Rancho Mirage Property. The Rancho Mirage Property, which opened in November 2000, is the Brighton Gardens of Rancho Mirage located in Rancho Mirage, California. The Rancho Mirage Property includes 90 assisted living units, 26 units for residents with Alzheimer's and related memory disorders and 45 skilled nursing units. The Property is located near retail and dining areas and is across the street from a medical center.

         Salt Lake City Property. The Salt Lake City Property, which opened in April 2000, is the Brighton Gardens of Salt Lake City located in Salt Lake City, Utah. The Salt Lake City Property includes 98 assisted living units, 25 units for residents with Alzheimer's and related memory disorders and 45 skilled nursing units. The Property is located on the outskirts of downtown Salt Lake City and is less than one mile from a medical center and retail and dining areas.

         Yorba Linda Property. The Yorba Linda Property, which opened in July 2000, is the Brighton Gardens of Yorba Linda located in Yorba Linda, California. The Yorba Linda Property includes 90 assisted living units, 25 units for residents with Alzheimer's and related memory disorders and 45 skilled nursing units. The Property is located in a southeastern suburb of Los Angeles and is near retail and dining areas and within two miles from a medical center.

         Fort Belvoir Property. The Fort Belvoir Property, which opened in July 1989, is the Fairfax by Marriott, a continuing care retirement community, located in Fort Belvoir, Virginia. The Fort Belvoir Property includes 382 independent living units, 45 assisted living units and 60 skilled nursing units. The Property is located in northern Virginia and is within two miles of retail and dining areas and within five miles of a hospital.

         Palm Springs Property. The Palm Springs Property, which opened in December 1999, is the MapleRidge of Palm Springs located in Palm Springs, California. The Palm Springs Property includes 56 assisted living units and 28 units for residents with Alzheimer's and related memory disorders. The Property is located in a residential area less than a mile from retail and dining areas and is within three miles of a medical center.

         Haverford Property. The Haverford Property, which opened in June 1989, is the Quadrangle by Marriott, a continuing care retirement community, located in Haverford, Pennsylvania. The Haverford Property includes 349 independent living units, 90 assisted living units, 25 units for residents with Alzheimer's and related memory disorders and 78 skilled nursing units. The Property is located outside Philadelphia and is within five miles of retail and dining areas and is within three miles of three hospitals.

         Annapolis Property. The Annapolis Property, which opened in November 1995, is the Sunrise of Annapolis located in Annapolis, Maryland. The Annapolis Property includes 50 assisted living units and 22 units for residents with Alzheimer's and related memory disorders. The Property is located southeast of Baltimore.

         Pikesville Property. The Pikesville Property, which opened in May 1996, is the Sunrise of Pikesville located in Pikesville, Maryland. The Pikesville Property includes 61 assisted living units and 18 units for residents with Alzheimer's and related memory disorders. The Property is located in a northern suburb of Baltimore.

         Novi Property. The Novi Property is a parcel of land upon which the Fox Run Village Continuing Care Retirement Community is expected to be constructed. This Property is located in Novi, Michigan, a suburb of Detroit. The Novi Property is a land lease only.

         Sunrise Brand. Sunrise Assisted Living, Inc. is one of the nation's oldest and largest providers of assisted living services. The prototypical Sunrise facilities resemble a Victorian mansion and generally have between 70 and 90 beds of assisted living and specialized care for people with memory disorders. According to Sunrise Assisted Living, Inc.'s 2001 Annual Report, Sunrise Assisted Living, Inc. operates 186 residences in the United States, Canada and the United Kingdom, with a combined resident capacity of more than 14,700. As of December 31, 2001, Sunrise Assisted Living, Inc. had 22 additional communities under construction and another 38 communities in some other stage of development. In 2001, the American Seniors Housing Association ranked Sunrise Assisted Living, Inc. as the sixth largest seniors' housing operator in the country.

         In a press release dated December 30, 2002, Sunrise Assisted Living, Inc. announced it had entered into a definitive agreement with Marriott International, Inc. to acquire all of the outstanding stock of Marriott Senior Living Services, Inc. When the sale of Marriott Senior Living Services, Inc. stock to Sunrise Assisted Living, Inc. is completed, it is expected that the Company will enter into long-term management agreements with Sunrise Assisted Living, Inc. to operate all of the Company's Properties that are currently operated by Marriott Senior Living Services, Inc. In addition, it is expected that the Company will enter into long-term management agreements with Sunrise Assisted Living, Inc. to operate nine of the proposed Properties for which the Company has entered into initial commitments to acquire as of January 10, 2003, and which are expected to be operated by Marriott Senior Living Services, Inc. until the sale of the Marriott Senior Living Services, Inc. stock to Sunrise Assisted Living, Inc. is completed. There can be no assurance that the sale of the Marriott Senior Living Services, Inc. will be consumated or that the Company will enter into management agreements with Sunrise Assisted Living, Inc. with respect to the above referenced Properties.

                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------

                         CNL RETIREMENT PROPERTIES, INC.




                                                                                                            Page
                                                                                                            ----
Unaudited Pro Forma Consolidated Financial Information:

     Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2002                                 18

     Unaudited Pro Forma Consolidated Statement of Earnings for the nine months ended September 30, 2002     19

     Unaudited Pro Forma Consolidated Statement of Earnings for the year ended December 31, 2001             20

     Notes to Unaudited Pro Forma Consolidated Financial Statements for the nine months ended
        September 30, 2002 and the year ended December 31, 2001                                              21



                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



The following Unaudited Pro Forma Consolidated Balance Sheet of CNL Retirement Properties, Inc. and its subsidiaries (the "Company") gives effect to (i) the receipt of $152,221,235 in gross offering proceeds from the sale of 15,222,124 additional shares for the period October 1, 2002 through January 10, 2003, the assumption of a $20,600,000 loan under mortgage notes payable, the assumption of $88,781,000 in bonds payable, borrowings of $75,000,000 under a secured revolving line of credit, borrowings of $100,000,000 under a secured, six-month bridge loan facility and the accrual of related offering expenses, acquisition fees and miscellaneous acquisition expenses and (ii) the application of such funds and cash on hand as of September 30, 2002, to purchase 26 Properties and to purchase the 23.25% minority interest in a joint venture in which the Company owns the other 76.75% interest, all as reflected in the pro forma adjustments described in the related notes. The Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2002, has been adjusted to give effect to the transactions in (i) and (ii) above as if they had occurred on September 30, 2002.

The Unaudited Pro Forma Consolidated Statements of Earnings for the nine months ended September 30, 2002 and for the year ended December 31, 2001, include the historical operating results of the Properties described in (ii) above, as well as 22 properties purchased by the Company prior to September 30, 2002, from the date of their acquisition plus operating results from (A) the later of (i) the date the Properties became operational by the previous owners or (ii) January 1, 2001, to (B) the earlier of (i) the date the Properties were acquired by (or for the pending acquisitions, became probable of being acquired by) the Company or
(ii) the end of the pro forma period presented (the "Pro Forma Period").

This pro forma consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company's financial results or condition if the various events and transactions reflected herein had occurred on the dates or been in effect during the periods indicated. This pro forma consolidated financial information should not be viewed as indicative of the Company's financial results or conditions in the future.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2002





                                                                                    Pro Forma
                         ASSETS                             Historical             Adjustments                  Pro Forma
                                                          --------------          --------------              -------------

Land, buildings and equipment on operating leases, net      $146,590,466            $391,772,634    (b)        $527,042,818
                                                                                      18,697,415    (b)
                                                                                     (30,017,697 )  (f)
Net investment in direct financing leases (c)                115,629,495              22,600,000    (b)         139,735,559
                                                                                       1,506,064    (b)
Mortgage loan receivable                                       1,893,472                      --                  1,893,472
Cash and cash equivalents                                     48,844,522             152,221,235    (a)          25,820,785
                                                                                     (19,027,655 )  (a)
                                                                                    (148,024,650 )  (b)
                                                                                         358,314    (d)
                                                                                      (8,550,981 )  (e)
Restricted cash                                                  797,970                      --                    797,970
Note and other receivables                                     2,970,417                      --                  2,970,417
Investment in unconsolidated subsidiary                          293,456                      --                    293,456
Loan costs, net                                                  840,981               2,009,576    (b)           2,850,557
Accrued rental income                                            862,444                      --                    862,444
Other assets                                                   4,772,961               6,849,956    (a)           7,442,878
                                                                                      16,023,440    (b)
                                                                                     (20,203,479 )  (b)
                                                          --------------          --------------              -------------
                                                            $323,496,184            $386,214,172               $709,710,356
                                                          ==============          ==============              =============

          LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Accounts payable and accrued expenses                   $  1,499,998            $         --               $  1,499,998
    Due to related parties                                     1,142,202                      --                  1,142,202
    Mortgages payable                                         45,409,216             195,600,000    (b)         241,009,216
    Lifecare bonds payable                                            --              88,781,000    (f)          58,763,303
                                                                                     (30,017,697 )  (f)
    Security deposits                                          3,204,875                 358,314    (d)           3,563,189
    Rents paid in advance                                         27,907                      --                     27,907
                                                          --------------          --------------              -------------
          Total liabilities                                   51,284,198             254,721,617                306,005,815
                                                          --------------          --------------              -------------

Minority interest                                              8,550,981              (8,550,981 )                       --
                                                          --------------          --------------              -------------

Stockholders' equity:
    Preferred stock, without par value.
       Authorized and unissued 3,000,000 shares                       --                      --                         --
    Excess shares, $0.01 par value per share.
       Authorized and unissued 103,000,000 shares                     --                      --                         --
    Common stock, $0.01 par value per share.
       Authorized 100,000,000 shares; issued
       30,247,269 and outstanding 30,224,077 shares;
       issued 45,469,393 and outstanding
       45,446,201 shares, as adjusted                            302,241                 152,221    (a)             454,462
    Capital in excess of par value                           267,503,103             152,069,014    (a)         407,394,418
                                                                                     (12,177,699 )  (a)
    Accumulated distributions in excess of net earnings       (4,144,339 )                    --                 (4,144,339 )
                                                          --------------          --------------              -------------
          Total stockholders' equity                         263,661,005             140,043,536                403,704,541
                                                          --------------          --------------              -------------
                                                            $323,496,184            $386,214,172               $709,710,356
                                                          ==============          ==============              =============


                      See accompanying notes to unaudited pro forma consolidated financial statements.



                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      NINE MONTHS ENDED SEPTEMBER 30, 2002




                                                                                Pro Forma
                                                        Historical             Adjustments             Pro Forma
                                                        ------------          ---------------         -------------

Revenues:
    Rental income from operating leases                 $ 8,191,823             $ 32,846,488   (1)     $46,587,124
                                                                                   5,548,813   (2)
    Earned income from direct financing leases (3)           38,473               13,011,209   (1)      13,049,682
    Contingent rent                                           4,464                       --                 4,464
    FF&E reserve income                                     102,234                  136,580   (4)         238,814
    Interest income from mortgage loan receivable            23,472                       --                23,472
    Interest and other income                             1,339,680               (1,314,524 ) (5)          25,156
                                                        ------------          ---------------         -------------
                                                          9,700,146               50,228,566            59,928,712
                                                        ------------          ---------------         -------------
Expenses:
    Interest                                                846,953                4,619,384   (6)       8,378,949
                                                                                   2,912,612   (7)
    General operating and administrative                    878,062                       --               878,062
    Property expenses                                        20,604                       --                20,604
    Asset management fees to related party                  397,674                2,134,177   (8)       2,531,851
    Depreciation and amortization                         2,251,018                8,436,246   (10)     10,687,264
                                                        ------------          ---------------         -------------
                                                          4,394,311               18,102,419            22,496,730
                                                        ------------          ---------------         -------------

Net earnings before share in equity in earnings of
    unconsolidated subsidiary and minority interest
    in earnings of consolidated joint venture             5,305,835               32,126,147            37,431,982

Share in equity in earnings of unconsolidated
    subsidiary                                                5,729                       --                 5,729

Minority interest in earnings of consolidated joint
    venture                                                (272,096 )                272,096   (11)             --
                                                                              ---------------         -------------
                                                        ------------

Net earnings                                            $ 5,039,468             $ 32,398,243           $37,437,711
                                                        ============          ===============         =============

Net earnings per share of common stock
    (basic and diluted) (12)                            $      0.30                                    $      0.98
                                                        ============
                                                                                                      =============

Weighted average number of shares of common
    stock outstanding (basic and diluted) (12)           16,932,082                                     38,284,572
                                                        ============                                  =============




                           See accompanying notes to unaudited pro forma consolidated financial statements.


                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                          YEAR ENDED DECEMBER 31, 2001



                                                                                Pro Forma
                                                        Historical             Adjustments            Pro Forma
                                                        ------------          ---------------        -------------

Revenues:
    Rental income from operating leases                 $ 1,725,018             $ 50,957,061   (1)    $ 60,080,496
                                                                                   7,398,417   (2)
    Earned income from direct financing leases (3)               --               17,001,294   (1)      17,001,294
    FF&E reserve income                                      39,199                  183,249   (4)         222,448
    Interest and other income                               135,402                 (134,844 ) (5)             558
                                                        ------------          ---------------         -------------
                                                          1,899,619               75,405,177            77,304,796
                                                        ------------          ---------------         -------------
Expenses:
    Interest                                                105,056               12,403,659   (6)      16,622,146
                                                                                   4,113,431   (7)
    General operating and administrative                    395,268                       --               395,268
    Asset management fees to related party                   93,219                3,111,949   (8)       3,205,168
    Reimbursement of operating expenses
       from related party                                  (145,015  )               145,015   (9)              --
    Depreciation and amortization                           535,126               14,046,345   (10)     14,581,471
                                                        ------------          ---------------         -------------
                                                            983,654               33,820,399            34,804,053
                                                        ------------          ---------------         -------------

Net earnings                                            $   915,965             $ 41,584,778          $ 42,500,743
                                                        ============          ===============         =============

Net earnings per share of common stock
    (basic and diluted) (12)                            $      0.38                                   $       1.19
                                                        ============
                                                                                                      =============

Weighted average number of shares of common
    stock outstanding (basic and diluted) (12)            2,391,072                                     35,590,818
                                                        ============                                  =============




       See accompanying notes to unaudited pro forma consolidated financial statements.


                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND
                        THE YEAR ENDED DECEMBER 31, 2001


Unaudited Pro Forma Consolidated Balance Sheet:
-----------------------------------------------

(a) Represents gross proceeds of $152,221,235 from the sale of 15,222,124 shares during the period October 1, 2002 through January 10, 2003, and payments of $19,027,655 for related acquisition fees of $6,849,956 (4.5% of gross proceeds) which are reflected in other assets, selling commissions of $11,416,593 (7.5% of gross proceeds) and marketing support fees of $761,106 (0.5% of gross proceeds) which have been netted against stockholders' equity.

(b) Represents the use of $148,024,650 of cash and cash equivalents, the assumption of a $20,600,000 loan under mortgage notes payable, borrowings of $75,000,000 under a secured revolving line of credit, borrowings of $100,000,000 under a secured, six-month bridge loan facility and the assumption of $88,781,000 in lifecare bonds payable to purchase 26 properties for $414,372,634, to pay $1,827,000 of acquisition fees on permanent financing (4.5% of permanent financing) and $14,196,440 in miscellaneous acquisition costs incurred in conjunction with the proposed purchase of the properties and to pay loan costs of $2,009,576. Also represents reclassification of
         $2,457,065 in miscellaneous acquisition costs and $16,240,350 in acquisition fees to land, buildings and equipment on operating leases and reclassification of $294,704 in miscellaneous acquisition costs and $1,211,360 in acquisition fees to net investment in direct financing leases.



                                                                                      Acquisition
                                                                                        Fees and
                                                                                     Closing Costs
                                                                                      Allocated to
                                                                 Purchase Price        Investment            Total
                                                                 ----------------    ---------------     ---------------

         Sunrise in Annapolis, MD                                   $ 12,500,000         $  843,396        $ 13,343,396
         Sunrise in Pikesville, MD                                    10,100,000            662,668          10,762,668
                                                                 ----------------    ---------------     ---------------
             Investment in direct financing leases (c)                22,600,000          1,506,064          24,106,064
                                                                 ----------------    ---------------     ---------------
                Brooksby Village Continuing Care Retirement
             Community in Peabody, MA                                 17,383,784            961,250          18,345,034
         Homewood Residence in Nashville, TN                           8,957,850            487,727           9,445,577
         Brighton Gardens in Bellevue, WA                             10,201,606            659,057          10,860,663
         Brighton Gardens in Hoffman Estates, IL                       7,543,752            520,403           8,064,155
         Brighton Gardens in Oklahoma City, OK                         3,646,636            235,585           3,882,221
         Brighton Gardens in Santa Rosa, CA                           16,748,552          1,082,012          17,830,564
         Brighton Gardens in Tulsa, OK                                 4,684,167            323,135           5,007,302
         Brighton Gardens in Atlanta, GA                               7,374,428            476,412           7,850,840
         Hearthside in Lynnwood, WA                                    6,300,000            407,001           6,707,001
         Hearthside in Snohomish, WA                                   8,600,000            555,588           9,155,588
         MapleRidge in Hemet, CA                                       4,109,688            283,505           4,393,193
         MapleRidge in Plymouth, MA                                    4,580,387            315,976           4,896,363
         MapleRidge in Willoughby, OH                                  4,930,498            340,129           5,270,627
         Pleasant Hills in Little Rock, AR                            10,638,918            733,922          11,372,840
         Brighton Gardens in Edgewood, KY                                 54,632              3,529              58,161
         Brighton Gardens in Greenville, SC                            4,132,969            267,003           4,399,972
         Brighton Gardens in Northridge, CA                           14,735,846            951,984          15,687,830
         Brighton Gardens in Rancho Mirage, CA                        16,433,657          1,061,668          17,495,325


                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND
                        THE YEAR ENDED DECEMBER 31, 2001

Unaudited Pro Forma Consolidated Balance Sheet:
-----------------------------------------------



                                                                                      Acquisition
                                                                                        Fees and
                                                                                     Closing Costs
                                                                                      Allocated to
                                                                 Purchase Price        Investment            Total
                                                                 ----------------    ---------------     ---------------

         Brighton Gardens in Salt Lake City, UT                     $ 15,028,664        $ 1,036,747        $ 16,065,411
         Brighton Gardens in Yorba Linda, CA                          13,483,926            930,183          14,414,109
         Fairfax in Fort Belvoir, VA                                  96,176,005          2,977,935          99,153,940
         MapleRidge in Palm Springs, CA                                2,653,469            171,423           2,824,892
         Quadrangle in Haverford, PA                                  96,373,200          2,984,041          99,357,241
         Fox Run Village in Novi, MI                                  17,000,000            931,200          17,931,200
                                                                 ----------------    ---------------     ---------------
             Properties subject to operating leases                  391,772,634         18,697,415         410,470,049
                                                                 ----------------    ---------------     ---------------

                                                                    $414,372,634        $20,203,479        $434,576,113
                                                                 ================    ===============     ===============



(c) In accordance with generally accepted accounting principles, leases in which the present value of future minimum lease payments equals or exceeds 90 percent of the value of the related properties are treated as direct financing leases rather than as land, buildings and equipment. The direct financing leases have initial terms of 35 years and contain provisions that allow the lessees to elect to purchase the properties at the end of the lease term for the Company's initial investment amount. The leases also permit the Company to require the lessees to purchase the properties at the end of the lease term for the same amount. The categorization of the leases has no effect on the rental payments due under the leases.

(d) Represents security deposit of $358,314 received from the lessee in conjunction with the acquisition of the Nashville Property.

(e) Represents the purchase of the 23.25% minority interest in a joint venture in which the Company also owns the remaining 76.75% interest.

(f) Represents the assumption of $88,781,000 in non-interest bearing lifecare bonds payable to certain residents of the Fort Belvoir and Haverford Properties. An adjustment of $30,017,697 was made to record the bonds at their estimated present value using a 7% imputed interest rate. It is expected that the lifecare bonds will mature over a 12-year period. The proceeds received from new lifecare bonds issued by the operator will be used to fund additional rent payable under the leases to retire the existing bonds. Additional rent is defined as 100% of the proceeds received by the operator from the issuance of new lifecare bonds.

Unaudited Pro Forma Consolidated Statements of Earnings:
-------------------------------------------------------

(1) Represents adjustment to rental income from the operating leases and earned income from the direct financing leases for the properties acquired or made probable by the Company as of January 10, 2003 (collectively, the "Pro Forma Property" or "Pro Forma Properties") for the Pro Forma Period.

         The following presents the actual date the Pro Forma Properties were acquired by the Company, or became probable of acquisition in the case of the 12 pending acquisitions as of January 10, 2003, as compared to the date the Pro Forma Properties were treated as becoming operational as a rental property for purposes of the Pro Forma Consolidated Statements of Earnings.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        FINANCIAL STATEMENTS - CONTINUED
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND
                        THE YEAR ENDED DECEMBER 31, 2001

Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
--------------------------------------------------------------------


                                                                                       Date the Property
                                                                                             Became
                                                                                        Operational as a
                                                                                        Rental Property
                                                                     Date                for Pro Forma
                                                             Acquired/Probable by           Purposes            Purchase
                                                                  the Company                                     Price
                                                             ----------------------    -------------------    --------------
     Acquired:
         Properties subject to operating leases:
           Broadway Plaza in Arlington, TX                   November 9, 2001           January 1, 2001          $10,578,750
           Homewood Residence in Boca Raton, FL              November 9, 2001           January 1, 2001            9,672,000
           Holley Court Terrace in Oak Park, IL              February 11, 2002          January 1, 2001           18,469,275
           Homewood Residence in Coconut Creek, FL           February 11, 2002          January 1, 2001            9,687,563
           Heritage Club in Greenwood Village, CO            March 22, 2002             January 1, 2001           17,865,375
           Brighton Gardens in Camarillo, CA a               May 16, 2002               January 1, 2001           18,694,698
           Brighton Gardens in Towson, MD a                  May 16, 2002               January 1, 2001           14,452,319
           MapleRidge in Clayton, OH a                       May 17, 2002               January 1, 2001            8,110,569
           MapleRidge in Dartmouth, MA a                     May 16, 2002               January 1, 2001            9,488,304
           MapleRidge in Elk Grove, CA a                     May 16, 2002               January 1, 2001            8,054,110
           Brooksby Village Continuing Care Retirement
           Community in Peabody, MA                          October 10, 2002           January 1, 2001           17,383,784
           Homewood Residence in Nashville, TN               November 1, 2002           January 1, 2001            8,957,850
           Brighton Gardens in Bellevue, WA c                December 20, 2002          January 1, 2001           10,201,606
           Brighton Gardens in Hoffman Estates, IL           December 20, 2002          January 1, 2001            7,543,752
           Brighton Gardens in Oklahoma City, OK c           December 20, 2002          January 1, 2001            3,646,636
           Brighton Gardens in Santa Rosa, CA c              December 20, 2002          January 1, 2001           16,748,552
           Brighton Gardens in Tulsa, OK                     December 20, 2002          January 1, 2001            4,684,167
           Brighton Gardens in Atlanta, GA c                 December 20, 2002          January 1, 2001            7,374,428
           Hearthside in Lynnwood, WA c                      December 20, 2002          January 1, 2001            6,300,000
           Hearthside in Snohomish, WA c                     December 20, 2002          January 1, 2001            8,600,000
           MapleRidge in Hemet, CA                           December 20, 2002          January 1, 2001            4,109,688
           MapleRidge in Plymouth, MA                        December 20, 2002          January 1, 2001            4,580,387
           MapleRidge in Willoughby, OH                      December 20, 2002          January 1, 2001            4,930,498
           Pleasant Hills in Little Rock, AR                 December 20, 2002          January 1, 2001           10,638,918
         Investments in direct financing leases:
           Brighton Gardens in Brentwood, TN b               September 30, 2002         January 1, 2001            6,349,794
           Brighton Gardens in Atlanta, GA b                 September 30, 2002         January 1, 2001            7,654,546
           Brighton Gardens in Charlotte, NC b               September 30, 2002         January 1, 2001            3,218,389
           Brighton Gardens in Chevy Chase, MD b             September 30, 2002         January 1, 2001           19,310,331
           Brighton Gardens in Middletown, NJ b              September 30, 2002         January 1, 2001           11,481,818
           Brighton Gardens in Mountainside, N J b           September 30, 2002         January 1, 2001           12,438,636
           Brighton Gardens in Naples, FL b                  September 30, 2002         January 1, 2001            8,002,479
           Brighton Gardens in Raleigh, NC b                 September 30, 2002         January 1, 2001            9,655,165
           Brighton Gardens in Stamford, CT b                September 30, 2002         January 1, 2001           13,569,421
           Brighton Gardens in Venice, FL b                  September 30, 2002         January 1, 2001            6,523,760
           Brighton Gardens in Winston-Salem, NC b           September 30, 2002         January 1, 2001            7,045,661



                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        FINANCIAL STATEMENTS - CONTINUED
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND
                        THE YEAR ENDED DECEMBER 31, 2001


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
--------------------------------------------------------------------




                                                                                      Date the Property
                                                                                            Became
                                                                                       Operational as a
                                                                    Date               Rental Property
                                                            Acquired/Probable by        for Pro Forma             Purchase
                                                                 the Company               Purposes                Price
                                                            ----------------------    -------------------    --------------
       Probable:
         Properties subject to operating leases:
           Brighton Gardens in Edgewood, KY c               December 6, 2002           January 1, 2001         $    54,632
           Brighton Gardens in Greenville, SC c             December 6, 2002           January 1, 2001           4,132,969
           Brighton Gardens in Northridge, CA c             December 6, 2002           January 1, 2002          14,735,846
           Brighton Gardens in Rancho Mirage, CA c          December 6, 2002           January 1, 2001          16,433,657
           Brighton Gardens in Salt Lake City, UT           December 6, 2002           January 1, 2001          15,028,664
           Brighton Gardens in Yorba Linda, CA              December 6, 2002           January 1, 2001          13,483,926
           Fairfax in Fort Belvoir, VA c                    December 6, 2002           January 1, 2001          96,176,005
           MapleRidge in Palm Springs, CA c                 December 6, 2002           January 1, 2001           2,653,469
           Quadrangle in Haverford, PA c                    December 6, 2002           January 1, 2001          96,373,200
           Fox Run Village in Novi, MI                      January 10, 2003           January 1, 2001          17,000,000
         Investments in direct financing leases:
           Sunrise in Annapolis, MD                         September 3, 2002          January 1, 2001          12,500,000
           Sunrise in Pikesville, MD                        September 3, 2002          January 1, 2001          10,100,000



         a Prior to December 20, 2002, the properties in Camarillo, California; Towson, Maryland; Clayton, Ohio; Dartmouth, Massachusetts; and Elk Grove, California (the "Marriott 1 Portfolio Properties") were owned through a consolidated joint venture (the "Joint Venture") in which the Company owned a 76.75 percent interest. On December 20, 2002, the Company purchased the remaining 23.25 percent minority interest for $8,500,000. See Note (11).

         b These properties are referred to as the "Prime Care 1 Portfolio Properties."

         c These properties are referred to as the "Marriott 3 Portfolio Properties."

         The adjustments to rental income from operating leases for the nine months ended September 30, 2002 and the year ended December 31, 2001, include $2,216,648 and $5,911,061, respectively, relating to the Marriott 1 Portfolio Properties. If the operating cash flows of the Marriott 1 Portfolio Properties are not sufficient to fund rental payments due under the lease agreements, amounts are required to be funded by Marriott International, Inc. or its subsidiaries under the terms of a rental payment guarantee arrangement. The pro forma adjustments to rental income from operating leases for the nine months ended September 30, 2002 and the year ended December 31, 2001, include assumed funding amounts under the guarantee of $1,381,000 and $3,179,000, respectively, based on the actual historical operating cash flows of the Marriott 1 Portfolio Properties during the pro forma periods.

         Certain leases provide for the payment of percentage rent in addition to base rental income; however, no percentage rent was due under the leases for the Pro Forma Properties during the period the Company was assumed to have held the Pro Forma Properties.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        FINANCIAL STATEMENTS - CONTINUED
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND
                        THE YEAR ENDED DECEMBER 31, 2001

Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
-------------------------------------------------------------------

(2) Represents additional rent payable under the terms of the Fort Belvoir and Haverford Properties leases related to the retirement of the lifecare bonds payable described in Note (f) under "Unaudited Pro Forma Consolidated Balance Sheet" above. Proceeds from the issuance of new bonds by the operator will be used to fund additional rent payable under the leases to retire the existing lifecare bonds payable. Additional rent is defined as 100% of the proceeds received by the operator from the issuance of new lifecare bonds. It is expected that the lifecare bonds will mature over a 12-year period.

(3) See Note (c) under "Unaudited Pro Forma Consolidated Balance Sheet" above.

(4) Represents reserve funds, which will be used for the replacement and renewal of furniture, fixtures and equipment relating to certain Properties (the "FF&E Reserve"). The funds in the FF&E Reserve and all property purchased with funds from the FF&E Reserve will be paid, granted and assigned to the Company.

(5) Represents adjustment to interest income due to the decrease in the amount of cash available for investment in interest bearing accounts after the purchase of the Pro Forma Properties. The pro forma adjustment is based upon the fact that interest income from interest bearing accounts was earned at a rate of approximately two to four percent per annum by the Company during the nine months ended September 30, 2002 and the year ended December 31, 2001.

(6) Represents adjustment to interest expense for mortgage loans for the Pro Forma Period based on the following terms:



                                                                                    Pro Forma             Pro Forma
                                                                                   Adjustment            Adjustment
                                                                                  for the Nine          for the Year
                                                                                  Months Ended             Ended
                                 Mortgage                                         September 30,         December 31,
                                   Loan               Interest Rate                   2002                 2001
                               -------------    ---------------------------    --------------------    ----------------
         Holley Court            $12,974,397    Floating   at  350   basis           $89,626              $932,266
         Terrace in Oak                         points   over  the  30-day
         Park, IL,                              LIBOR,  with a LIBOR floor
         maturing October                       of 3.50.  If 30-day  LIBOR
         2003                                   falls      below     2.60,
                                                interest rate will be 30-day
                                                LIBOR plus 440 basis points.
                                                During the Pro Forma Period, the
                                                interest rate varied from 6.14%
                                                to 8.00%.

         Marriott 1             $23,520,000     Floating   at  186   basis          $381,186             $1,407,432
         Portfolio                              points  over  the  rate of
         Properties                             commercial   paper  graded
         maturing May                           A1 by  Standard & Poors or
         2006                                   F1 by Fitch  IBCA.  During
                                                the Pro Forma Period,  the
                                                interest  rate varied from
                                                3.69% to 7.44%.



                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        FINANCIAL STATEMENTS - CONTINUED
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND
                        THE YEAR ENDED DECEMBER 31, 2001


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
-------------------------------------------------------------------


                                                                                     Pro Forma
                                                                                    Adjustment              Pro Forma
                                                                                   for the Nine            Adjustment
                                                                                   Months Ended        for the Year Ended
                                   Mortgage                                        September 30,          December 31,
                                     Loan                Interest Rate                 2002                    2001
                                 -------------     --------------------------    ------------------    --------------------
         Sunrise in               $20,600,000      7.83%,   with   principal        $1,038,931             $1,410,886
         Annapolis and                             and   interest    payable
         Pikesville, MD,                           monthly.
         maturing December
         2008

         Heritage Club in          $9,100,000      6.50%,   with   principal         $386,404               $538,529
         Greenwood Village,                        and   interest    payable
         CO, maturing                              monthly.
         December 2006

         Marriott 3              $100,000,000      Floating at 300 basis                 -                 $3,447,421
         Portfolio                                 points over the 30-day
         Properties,                               LIBOR.  Principal
         maturing six                              payments of $6,700,000
         months from                               due monthly with the
         funding date                              remaining principal due
                                                   within six months of
                                                   loan. During the Pro
                                                   Forma Period, the
                                                   interest rate varied
                                                   from 7.06% to 9.69%.

         Prime Care 1             $75,000,000      Floating at 250 basis            $2,723,237             $4,667,125
         Portfolio                                 points over the 30-day
         Properties,                               LIBOR.  During the Pro
         maturing two years                        Forma Period, the
         from funding date                         interest rate varied
                                                   from 4.32% to 9.065%.
                                                                                 ------------------    --------------------

                                                                                    $4,619,384             $12,403,659
                                                                                 ==================    ====================



         If the interest rates on variable rate loans would have increased by 0.125% during the Pro Forma Period, interest expense would have increased by $177,882 and $211,906 for the nine months ended September 30, 2002 and the year ended December 31, 2001, respectively.

(7) Represents adjustment to interest expense for imputed interest on non-interest bearing lifecare bonds described in Note (f) under "Unaudited Pro Forma Consolidated Balance Sheet" above. Interest was imputed on these obligations using a 7% interest rate based on a 12-year amortization.

                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        FINANCIAL STATEMENTS - CONTINUED
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND
                        THE YEAR ENDED DECEMBER 31, 2001

Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
-------------------------------------------------------------------

(8) Represents increase in asset management fees relating to the Pro Forma Properties for the Pro Forma Period. Asset management fees are equal to 0.60% per year of the Company's Real Estate Asset Value as defined in the Company's prospectus.

(9) Pursuant to the advisory agreement, CNL Retirement Corp. (the "Advisor") is required to reimburse the Company the amount by which the total operating expenses paid or incurred by the Company exceed in any four consecutive fiscal quarters (the "Expense Year") the greater of two percent of average invested assets or 25 percent of net income (the "Expense Cap.") During the Expense Year ended June 30, 2001, the Company's operating expenses exceeded the Expense Cap by $145,015.

         As a result of the Pro Forma Properties being treated in the Pro Forma Consolidated Statements of Earnings as operational for the Pro Forma Period, the Expense Cap increased based on two percent of average invested assets; therefore, the amount of the reimbursement of operating expenses from related party was adjusted for the year ended December 31, 2001.

(10) Represents increase in depreciation expense of the buildings and the furniture, fixture and equipment ("FF&E") portions of the Pro Forma Properties accounted for as operating leases using the straight-line method of $8,226,611 and $12,706,612 for the nine months ended September 30, 2002 and the year ended December 31, 2001, respectively. The buildings and FF&E are depreciated over useful lives of 40 and seven years, respectively. Also represents amortization of the loan costs of $209,635 and $1,339,733 for the nine months ended September 30, 2002 and the year ended December 31, 2001, respectively, on related mortgage loans, amortized during the Pro Forma Period under the straight-line method (which approximates the effective interest method) over the life of the loan.

         The following presents the amount of land, building and FF&E for each of the Pro Forma Properties accounted for as operating leases:


                                                                  Land            Building            FF&E
                                                              -------------    ---------------    --------------

         Broadway Plaza in Arlington, TX                       $ 1,343,538        $ 9,174,538         $  602,226
         Homewood Residence in Boca Raton, FL                    1,143,571          8,501,806            554,537
         Holley Court Terrace in Oak Park, IL                    2,144,134         16,918,724            447,007
         Homewood Residence in Coconut Creek, FL                 1,682,701          7,981,073            559,197
         Heritage Club in Greenwood Village, CO                  1,812,916         16,073,282            942,063
         Brighton Gardens in Camarillo, CA                       2,491,600         16,887,847            542,589
         Brighton Gardens in Towson, MD                            989,915         14,375,847            355,731
         MapleRidge in Clayton, OH                                 813,317          7,656,922            209,314
         MapleRidge in Dartmouth, MA                               920,430          9,028,929            205,663
         MapleRidge in Elk Grove, CA                               812,937          7,583,195            218,022
         Brooksby Village Continuing Care Retirement
             Community in Peabody, MA                           18,345,034                 --                 --
         Homewood Residence in Nashville, TN                       463,957          8,350,191            631,429
         Brighton Gardens in Bellevue, WA                        1,086,066          9,231,564            543,033
         Brighton Gardens in Hoffman Estates, IL                   806,416          6,854,531            403,208
         Brighton Gardens in Oklahoma City, OK                     388,223          3,299,888            194,110
         Brighton Gardens in Santa Rosa, CA                      1,783,057         15,155,978            891,529
         Brighton Gardens in Tulsa, OK                             500,730          4,256,207            250,365
         Brighton Gardens in Atlanta, GA                           785,084          6,673,214            392,542



                         CNL RETIREMENT PROPERTIES, INC.
                                AND SUBSIDIARIES
                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                        FINANCIAL STATEMENTS - CONTINUED
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002 AND
                        THE YEAR ENDED DECEMBER 31, 2001


Unaudited Pro Forma Consolidated Statements of Earnings - Continued:
-------------------------------------------------------------------


                                                                  Land             Building              FF&E
                                                              --------------    ----------------    ---------------

         Hearthside in Lynnwood, WA                              $  670,700        $  5,700,951          $  335,350
         Hearthside in Snohomish, WA                                915,559           7,782,250             457,779
         MapleRidge in Hemet, CA                                    439,319           3,734,214             219,660
         MapleRidge in Plymouth, MA                                 489,636           4,161,909             244,818
         MapleRidge in Willoughby, OH                               527,063           4,480,033             263,531
         Pleasant Hills in Little Rock, AR                        1,137,284           9,666,914             568,642
         Brighton Gardens in Edgewood, KY                            58,161                  --                  --
         Brighton Gardens in Greenville, SC                         439,997           3,739,976             219,999
         Brighton Gardens in Northridge, CA                       1,568,782          13,334,656             784,392
         Brighton Gardens in Rancho Mirage, CA                    1,749,533          14,871,026             874,766
         Brighton Gardens in Salt Lake City, UT                   1,606,541          13,655,599             803,271
         Brighton Gardens in Yorba Linda, CA                      1,441,411          12,251,993             720,705
         Fairfax in Fort Belvoir, VA                              9,915,394          69,272,002           4,957,696
         MapleRidge in Palm Springs, CA                             282,489           2,401,157             141,246
         Quadrangle in Haverford, PA                              9,935,724          69,444,807           4,967,862
         Fox Run Village in Novi, MI                             17,931,200                  --                  --
                                                              -------------     ---------------     ---------------

         Total                                                 $ 87,422,419       $ 402,501,223        $ 23,502,282
                                                              =============     ===============     ===============





(11) Represents adjustment to minority interest for the purchase of the remaining 23.25 percent minority interest in the Joint Venture. Also see Note (e) under "Unaudited Pro Forma Consolidated Balance Sheet" above.

(12) Historical earnings per share were calculated based upon the weighted average number of shares of common stock outstanding during the nine months ended September 30, 2002 and the year ended December 31, 2001. As a result of receipt of gross proceeds from the sale of shares during the period October 1, 2002 through January 10, 2003, as described in Note (a) above, which were available to acquire the Pro Forma Properties described in Note (b) above, pro forma earnings per share were calculated based upon the weighted average number of shares of common stock outstanding, as adjusted for the subsequent sale of shares, during the nine months ended September 30, 2002 and the year ended December 31, 2001.

                         CNL RETIREMENT PROPERTIES, INC.
                STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS
                         BEFORE DIVIDENDS PAID DEDUCTION
          OF PROPERTIES ACQUIRED OR MADE PROBABLE FROM NOVEMBER 2, 2002
                            THROUGH JANUARY 10, 2003
                For the Year Ended December 31, 2001 (Unaudited)



         The following schedule presents unaudited estimated taxable operating results before dividends paid deduction of each Property in which the Company had acquired or had entered into initial commitments to acquire as of January 10, 2003. The statement presents unaudited estimated taxable operating results for each Property as if the Property (i) had been acquired the earlier of (a) the actual date acquired by the Company or (b) January 1, 2001, and (ii) had been operational during the period January 1, 2001 through December 31, 2001. The schedule should be read in light of the accompanying footnotes. For information relating to Properties acquired prior to January 10, 2003, see Appendix E to the Prospectus dated May 14, 2002 and the Prospectus Supplement dated November 18, 2002.

         These estimates do not purport to present actual or expected operations of the Company for any period in the future. The estimates were prepared on the basis described in the accompanying notes which should be read in conjunction herewith.




                                      Brighton Gardens      Brighton Gardens     Brighton Gardens         Brighton Gardens
                                        by Marriott           by Marriott           by Marriott             by Marriott
                                       Bellevue (10)      Hoffman Estates (9)   Oklahoma City (10)        Santa Rosa (10)
                                    ------------------  ---------------------  ----------------------  -------------------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:
Rental Income (1)                       $  892,641              $  773,235             $  319,081            $ 1,465,498

Earned Income (1)                               --                      --                     --                     --

Other Rent (2)                                  --                      --                     --                     --

Asset Management Fees (3)                  (61,210  )              (45,263  )             (21,880  )            (100,491 )

Interest Expense (4)                      (124,084  )                   --                (44,355 )             (203,716 )

General and Administrative
    Expenses (5)                           (71,411  )              (61,859  )             (25,526  )            (117,240 )
                                    ---------------       -----------------     ------------------      -----------------

Estimated Cash Available from
    Operations                             635,936                 666,113                227,320              1,044,051

Depreciation and Amortization
    Expense (6) (7)                       (444,300  )             (329,898  )            (158,818  )            (729,432 )
                                    ---------------       -----------------     ------------------      -----------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                      $  191,636              $  336,215             $   68,502            $   314,619
                                    ===============       =================     ==================      =================



                                  See Footnotes



                                     Brighton Gardens     Brighton Gardens         Hearthside             Hearthside
                                       by Marriott          by Marriott            by Marriott           by Marriott
                                        Tulsa (9)           Atlanta (10)          Lynnwood (10)         Snohomish (10)
                                  -------------------  ---------------------  ---------------------  ---------------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:
Rental Income (1)                       $ 480,127              $ 645,262               $ 551,250            $ 752,500

Earned Income (1)                              --                     --                      --                   --

Other Rent (2)                                 --                     --                      --                   --

Asset Management Fees (3)                 (28,105  )             (44,247  )              (37,800  )           (51,600 )

Interest Expense (4)                           --                (89,696  )              (76,628  )          (104,603 )

General and Administrative
    Expenses (5)                          (38,410  )             (51,621  )              (44,100  )           (60,200 )
                                  ----------------      -----------------      ------------------    -----------------

Estimated Cash Available from
    Operations                            413,612                459,698                 392,722              536,097

Depreciation and Amortization
    Expense (6) (7)                      (204,844  )            (321,170  )             (274,377  )          (374,547 )
                                  ----------------      -----------------      ------------------    -----------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                      $ 208,768              $ 138,528               $ 118,345            $ 161,550
                                  ================      =================      ==================    =================





                                  See Footnotes




                                      Maple Ridge           Maple Ridge          Maple Ridge           Pleasant Hills
                                      by Marriott           by Marriott          by Marriott            by Marriott
                                       Hemet (9)            Plymouth (9)       Willoughby (9)         Little Rock (9)
                                 -------------------  ---------------------  ---------------------  -------------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:
Rental Income (1)                      $ 421,243               $ 469,490             $ 505,376           $ 1,090,489

Earned Income (1)                             --                      --                    --                    --

Other Rent (2)                                --                      --                    --                    --

Asset Management Fees (3)                (24,658  )              (27,482  )            (29,583  )            (63,834 )

Interest Expense (4)                          --                      --                    --                    --

General and Administrative
    Expenses (5)                         (33,699  )              (37,559  )            (40,430  )            (87,239 )
                                 ----------------       -----------------    ------------------     -----------------

Estimated Cash Available from
    Operations                           362,886                 404,449               435,363               939,416

Depreciation and Amortization
    Expense (6) (7)                     (179,722  )             (200,306  )           (215,616  )           (465,252 )
                                 ----------------       -----------------    ------------------     -----------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                     $ 183,164               $ 204,143             $ 219,747           $   474,164
                                 ================       =================    ==================     =================



                                  See Footnotes


                                  Brighton Gardens       Brighton Gardens       Brighton Gardens          Brighton Gardens
                                    by Marriott            by Marriott             by Marriott              by Marriott
                                   Edgewood (10)         Greenville (10)         Northridge (10)         Rancho Mirage (10)
                                -------------------  -----------------------  -----------------------  -----------------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:
Rental Income (1)                      $ 4,780                $ 361,635               $1,289,387             $ 1,437,945

Earned Income (1)                           --                       --                       --                      --

Other Rent (2)                              --                       --                       --                      --

Asset Management Fees (3)                 (328  )               (24,798  )               (88,415  )              (98,602 )

Interest Expense (4)                      (664  )               (50,270  )              (179,235  )             (199,885 )

General and Administrative
    Expenses (5)                          (382  )               (28,931  )              (103,151  )             (115,036 )
                                ---------------        -----------------       ------------------       -----------------

Estimated Cash Available from
    Operations                           3,406                  257,636                  918,586               1,024,422

Depreciation and Amortization
    Expense (6) (7)                         --                 (179,999  )              (641,775  )             (715,718 )
                                ---------------        -----------------       ------------------       -----------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                     $ 3,406                $  77,637               $  276,811             $   308,704
                                ===============        =================       ==================       =================



                                  See Footnotes




                                       Brighton Gardens      Brighton Gardens         Fairfax               Maple Ridge
                                         by Marriott           by Marriott           by Marriott            by Marriott
                                        Salt Lake (9)        Yorba Linda (9)      Fort Belvoir (11)      Palm Springs (10)
                                    --------------------  --------------------  ---------------------  ---------------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:
Rental Income (1)                        $1,540,438              $1,382,102            $ 5,926,346             $ 232,179

Earned Income (1)                                --                      --                     --                    --

Other Rent (2)                                   --                      --              3,196,500                    --

Asset Management Fees (3)                   (90,172  )              (80,904  )            (346,908  )            (15,921 )

Interest Expense (4)                             --                      --             (1,169,806  )            (32,275 )

General and Administrative
    Expenses (5)                           (123,235  )             (110,568  )            (474,108  )            (18,574 )
                                    ----------------       -----------------     ------------------     -----------------

Estimated Cash Available from
    Operations                            1,327,031               1,190,630              7,132,024               165,409

Depreciation and Amortization
    Expense (6) (7)                        (657,221  )             (589,668  )          (5,401,464  )           (115,564 )
                                    ----------------       -----------------     ------------------     -----------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                       $  669,810              $  600,962            $ 1,730,560             $  49,845
                                    ================       =================     ==================     =================




                                  See Footnotes



                                         Quadrangle                                                     Fox Run Village
                                         by Marriott           Sunrise of          Sunrise of           Continuing Care
                                        Haverford (11)       Annapolis (8)       Pikesville (8)       Retirement Community (12)
                                  ----------------------  -------------------  --------------------  -------------------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:
Rental Income (1)                        $4,709,896             $       --             $       --            $2,550,000

Earned Income (1)                                --              1,312,500              1,060,500                    --

Other Rent (2)                            4,201,917                     --                     --                    --

Asset Management Fees (3)                  (275,701  )             (75,000  )             (60,600 )            (102,000 )

Interest Expense (4)                     (1,172,204  )            (780,357  )            (630,529 )                  --

General and Administrative
    Expenses (5)                           (376,792  )            (105,000  )             (84,840 )            (204,000 )
                                    ----------------      -----------------    ------------------      -----------------

Estimated Cash Available from
    Operations                            7,087,116                352,143                284,531             2,244,000

Depreciation and Amortization
    Expense (6) (7)                      (5,409,781  )              (5,743  )              (4,640 )                  --
                                    ----------------      -----------------    ------------------      -----------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                       $1,677,335             $  346,400             $  279,891            $2,244,000
                                    ================      =================    ==================      =================



                                  See Footnotes



                                                      Total
                                            ---------------------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction:
Rental Income (1)                                 $27,800,900

Earned Income (1)                                   2,373,000

Other Rent (2)                                      7,398,417

Asset Management Fees (3)                          (1,795,502  )

Interest Expense (4)                               (4,858,307  )

General and Administrative
    Expenses (5)                                   (2,413,911  )
                                              ----------------

Estimated Cash Available from
    Operations                                     28,504,597

Depreciation and Amortization
    Expense (6) (7)                               (17,619,855  )
                                              ----------------

Estimated Taxable Operating
    Results Before Dividends
    Paid Deduction                                $10,884,742
                                              ================


                                  See Footnotes

FOOTNOTES:

(1) Rental income on operating leases and earned income on direct financing leases does not include percentage or additional rents which will become due if specified levels of gross receipts are achieved.

(2) It is expected that the Company will assume the obligations of the current owner of the Fort Belvoir and Haverford Properties under non-interest bearing bonds payable to residents of those retirement facilities in the principal amount of approximately $88,781,000. It is expected that the bonds will mature over a 12-year period. The proceeds from new bonds issued by the operator will be used to fund additional rent payable under the lease in the same amount required to retire the bonds.

(3) The Properties will be managed pursuant to an advisory agreement between the Company and CNL Retirement Corp. (the "Advisor"), pursuant to which the Advisor will receive monthly asset management fees in an amount equal to one-twelfth of .60% of the Company's Real Estate Asset Value as of the end of the preceding month as defined in such agreement. See "Management Compensation" in the Prospectus dated May 14, 2002.

(4) The Company is expected to assume the obligations of the current owner of the Annapolis and Pikesville Properties under a mortgage note secured by the Properties. The principal amount of the loan is $20.6 million with an interest rate of 7.83% per annum. The loan requires monthly principal and interest payments through October 2008 with all unpaid principal and interest due at that time. In connection with the purchase of the Marriott 3 Portfolio, the Company expects to borrow $100 million in the form of a short-term secured bridge loan. The bridge facility is for a term of six-months and has two, three-month extension options. The bridge loan requires monthly principal amortization of $6,700,000 and monthly interest payments at a rate of 300 basis points over the 30-day LIBOR.

(5) Estimated at 8% of gross rental income, based on the previous experience of an Affiliate of the Advisor with another public REIT.

(6) Loan costs of $259,576 relating to the anticipated assumption of the $20.6 million loan with respect to the Annapolis and Pikesville Properties have been amortized under the straight-line method over the term of the loan. Additionally, loan costs of $1 million related to the anticipated bridge loan facility with respect to the purchase of the Fort Belvoir and Haverford Properties have been amortized over 6 months.

(7)      The federal tax basis of the  depreciable  portion of the  Property and
         the  number  of  years  the  assets  have  been   depreciated   on  the
         straight-line method are as follows:

                                                           Furniture and
                                       Building               Fixtures
                                     (27.5 years)           (5-15 years)
                                    ---------------        ----------------

              Bellevue                 $ 9,231,564              $  543,033
              Hoffman Estates            6,854,531                 403,208
              Oklahoma City              3,299,888                 194,110
              Santa Rosa                15,155,978                 891,529
              Tulsa                      4,256,207                 250,365
              Atlanta                    6,673,214                 392,542
              Lynnwood                   5,700,951                 335,350
              Snohomish                  7,782,250                 457,779
              Hemet                      3,734,214                 219,660
              Plymouth                   4,161,909                 244,818
              Willoughby                 4,480,033                 263,531
              Little Rock                9,666,914                 568,642
              Edgewood                          --                      --
              Greenville                 3,739,976                 219,999





                                                            Furniture and
                                       Building               Fixtures
                                     (27.5 years)           (5-15 years)
                                    ---------------        ----------------

              Northridge               $13,334,656              $  784,392
              Rancho Mirage             14,871,026                 874,766
              Salt Lake City            13,655,599                 803,271
              Yorba Linda               12,251,993                 720,705
              Fort Belvoir              39,890,350              49,348,196
              Palm Springs               2,401,157                 141,246
              Haverford                 40,063,155              49,358,362
                                    ---------------        ----------------

                                      $221,205,565            $107,015,504
                                    ===============        ================

(8) The lessee of the Annapolis and Pikesville Properties is the same unaffiliated lessee.

(9) The leases for the Hoffman Estates, Tulsa, Hemet, Plymouth, Willoughby, Little Rock, Salt Lake City and Yorba Linda Properties are with the same unaffiliated lessee. The leases are cross-collateralized and cross-defaulted. In addition, the leases for these eight Properties contain pooling terms, meaning that net operating profits with respect to all eight Properties are combined for the purpose of funding rental payments due under the lease.

(10) The leases for the Bellevue, Oklahoma City, Santa Rosa, Atlanta, Lynnwood, Snohomish, Edgewood, Greenville, Northridge, Rancho Mirage and Palm Springs Properties are with the same unaffiliated lessee. The leases are cross-collateralized and cross-defaulted. In addition, the leases for these 11 Properties contain pooling terms, meaning that net operating profits with respect to all 11 Properties are combined for the purpose of funding rental payments due under the lease.

(11) The leases for the Fort Belvoir and Haverford Properties are expected to be with the same unaffiliated lessee. The leases are expected to be cross-collateralized and cross-defaulted. In addition, the leases for these two Properties are expected to contain pooling terms, meaning that net operating profits with respect to both Properties are combined for the purpose of funding rental payments due under the lease.

(12)     The lease for this Property is a land lease only.